EXHIBIT 11.1


                                      THREE MONTHS      SIX MONTHS
                                          ENDED             ENDED

                                       SEPTEMBER 30,     SEPTEMBER 30,
                                       1996     1995     1996     1995




NET INCOME                              $930   $5,378   $2,997   $7,112

SHARES USED IN COMPUTATION:

  Weighted average common shares
     outstanding                       9,030    9,727    9,014    9,580

  Dilutive effect of stock options        38      684       72      641

Shares used in computation             9,068   10,411    9,086   10,221

NET INCOME PER SHARE                   $0.10    $0.52    $0.33    $0.70